Exhibit 99.B

EXHIBIT B TO SCHEDULE 13D

BUSINESS PROMISSORY NOTE

NAME(S)/ADDRESS(ES) OF BORROWER(S)			NAME(S)/ADDRESS(ES) OF LENDER(S)
(“Borrower, I, My or Me”)			(“Lender, I, My or Me” )

Eugene E. McGowan			CorTrust Bank NA
Donald Dunham, Jr.			2101 S. Minnesota Ave.
308 E. Pennbrook Circle			Sioux Falls, SD 57105
Sioux Falls, SD 57108
NOTE NUMBER	DATE	MATURITY DATE	LOAN AMOUNT	OFFICER	RENEWAL OF
430008250	9/15/2004	12/31/2004	1,500,000.00	GDJ

The undersigned agrees to the terms below and on pages three and four of this Note.

Words, numbers or phrases preceded by a “☐“ are applicable only if the “☐“ is marked, e.g. “ ☒ “.

PROMISE TO PAY.  For value received, I promise to pay, on or before Maturity, the PRINCIPAL Sum of:

One Million Five Hundred Thousand Dollars and 00/100	Dollars $1,500,000.00

☐                                    This is a multiple-advance, open end, Note.  Upon satisfaction of the conditions listed below, principal shall be advanced from time to time by Lender upon request of Borrower or the authorized agent of Borrower, but the request for an advance will be declined if the amount of principal outstanding after such advance would exceed the Principal Sum of this Note.  Borrower may borrow, repay, and re-borrow from time to time and at any time prior to Maturity of this revolving Note.  The principal outstanding may vary between zero and the Principal Sum of this Note, but the Note shall remain in effect even if the principal and interest balance are zero.  The initial advance on this note shall be in the amount of $             .

☒                                    This Note is a multiple-advance closed end Note.  Upon satisfaction of the conditions listed below, principal shall be advanced from time to time by Lender upon request of Borrower or the authorized agent of Borrower provided that the aggregate amount of such advances do not exceed the Principal Sum of this Note.  The initial advance on this note shall be in the amount of $0.00.

☐                                    Additional conditions for future advances.

INTEREST RATE.

☐                                    The rate of interest on the principal balance remaining from time to time shall be                                                                                                                                 % per annum.

☒                                    The rate of interest on the principal balance remaining from time to time shall be a floating rate which is ☒ 1.00 % greater than

☐                                    equal to ☐             % less than (the Margin) the Index Rate in effect from time to time as defined herein, hereinafter referred to as the Contract Rate.  The initial Contract Rate is 5.50%.  The Contract Rate will be adjusted Daily to reflect the Index Rate (adjusted by the Margin, if any) in effect on such date, beginning 9/15/2004, without notice to Borrower (which notice is hereby expressly waived).  ☐ The minimum interest rate on this Note shall be                             % per annum.  ☐ The maximum interest rate on this Note shall be            % per annum.

The Index Rate shall be ☒ New York Prime as published in Wall Street Journal.

☐                                    the floating rate of interest established by Lender from time to time, and quoted or described by Lender as whether or not such rate shall be otherwise published.

Interest shall be computed using a Actual/360 basis.

PAYMENT.

☒            All unpaid principal, accrued interest, fees and other charges are due and payable on demand, ☒ but in any event, not later than the Maturity Date.

☒            Unless previously paid, one payment of principal and accrued interest in the amount of $1,524,750.00, plus any fees and other charges are due and payable at maturity.

☐            Borrower shall make               payment(s) of $               ☐ Principal plus Interest ☐ Principal and Interest ☐ Interest Only beginning               and due               thereafter.  ☐  A balloon payment estimated to be $               will be due at Maturity.  Unless previously paid, the last scheduled payment will include all principal, accrued interest, fees, and other charges that are due and payable at Maturity.  These payment amounts are based upon timely payments.

☐            Borrower agrees to make payments as follows:

☒            For variable rate notes, a change in the Contract Rate may result in ☐ a change in the payment amount ☐ a change in the number of payments ☐ a change in the final payment amount.

All payments shall be first applied to accrued interest, then to fees, and other charges, and thereafter to outstanding principal.

☐            This Note may be prepaid in whole or in part at anytime and from time to time; provided, however, to compensate Lender for loss sustained, Borrower shall pay Lender a fee of ☐               % of the principal amount prepaid  ☐ $               ; and further provided that until the Note is paid in full, such payment shall not relieve Borrower of the obligation to make payments required herein.

☐            If any scheduled payment is not paid in full on or before                                             days after the scheduled due date, Borrower agrees to pay Lender a late charge: ☐ equal to ☐ of the lesser of ☐ of the greater of ☐ $               or ☐               % of the payment in default.

☒            If in default, whether by reason of a late payment, acceleration or maturity, the interest rate shall be: ☐                                % per annum.

☒            5.00 % in excess of the contract rate of interest on the date such payment was initially due.

☐            Notwithstanding any other provision of this Note, all obligations due hereunder shall become due and payable at the option of the Lender at any time the extension of credit to Borrower would exceed the amount of credit which can be extended to Borrower under the provisions of federal law applicable to insiders.

☐            In addition to other remedies allowed by law, Borrower agrees to pay Lender a fee of $                for each check given in payment which is dishonored because of insufficient funds or no account.

PURPOSE OF LOAN.  The Borrower represents and warrants that the indebtedness by this Note is for commercial, agricultural, or business purpose.  The specific purpose of this loan is:  Business Investment .

SECURITY.  This Note is secured by the rights and interests granted to Lender in the following Security Documents:

Unsecured .

LOAN AGREEMENT.  This Note is issued pursuant to a certain Business Loan Agreement dated                                               between Borrower and Lender, whichis incorporated herein by this reference.

GUARANTY.  This Note is guaranteed by the following Guaranty Agreements:

☐                              ADDITIONAL NOTE PROVISIONS.

CONDITIONS FOR FUTURE ADVANCES.  All advancements and payments shall be recorded in the Lender’s books and records, which shall be presumed to be an accurate record of the advances, payments, and outstanding principal of this Note.  Advances are subject to the following conditions:  There has not been a default by Borrower or any other party with respect to this Note or any certificate or documents executed or presented to Lender in conjunction with this Note; Lender has received all documents, information, and warranties Lender may require from time to time, all properly executed in a form acceptable to Lender; the request for advance is received by Lender prior to the Maturity of this Note in a form acceptable to Lender; and Lender has made all inspections which Lender considers necessary and is satisfied with the same.  If the box on page one adjacent to the text “Additional conditions for future advances” is checked, the description of the additional conditions for future advances that follows that text is incorporated into this paragraph.

DEFAULT.  The following shall constitute an event of default: (a) Nonpayment when due (whether by acceleration of Maturity or otherwise) of any payment of principal, interest, or other amount due on this Note or any other indebtedness, liability or obligation whatsoever and of whatever nature of Borrower to Lender whether direct or indirect, absolute or contingent, primary or secondary, now due or to become due, and whether now existing or hereafter arising and howsoever evidenced or acquired, including overdrafts, whether joint or several or joint and several; (b) the occurrence of any event under which the terms of any evidence of indebtedness, indenture, loan agreement, security agreement, mortgage, assignment, or a similar instrument permit the acceleration of maturity of any obligation of Borrower (whether to Lender or to others); (c) death, dissolution, liquidation, termination or existence, insolvency, business failure, or winding-up of the Borrower or any maker, endorser, guarantor, surety, third-party pledgor, or other party liable in any capacity for this Note; (d) the application for appointment of a receiver or any other legal custodian for any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceedings under any bankruptcy, arrangement, reorganization, insolvency, or similar laws for the relief of debtors by or against, the Borrower or any maker, endorser, guarantor, surety, third-party pledgor, or any party primarily or secondarily liable for this Note; (e) the filing of any levy, attachment, execution, garnishment, or any other process against the Borrower, any maker, endorser, guarantor, surety, third-party pledgor, or other party liable in any capacity for this Note; or (f) the Lender believes in good faith that the prospect of payment of the Note, realization on any Collateral securing the Note, including third-party pledge, if any, or realization on any guaranty of the Note, is impaired.

REMEDIES UPON DEFAULT.  On default:  (a) This Note and any other indebtedness, liability, and obligation whatsoever and of whatsoever nature of Borrower to Lender whether direct or indirect, absolute or contingent, primary or secondary, now due or to become due, and whether now existing or hereafter arising, and howsoever evidenced or acquired, including overdrafts, whether joint or several, or joint and several, may, at the option of Lender, and without demand or notice of any kind, be declared Mature and immediately become due and payable; (b) Lender may from time to time and without notice of any kind, appropriate and apply toward the payment of this Note and any other liability then due and payable, and in such order as Lender may from time to time elect, any and all balances, credits, deposits, accounts, or monies of Borrower, in the name of the Borrower or together with another, then and thereafter with Lender; and (c) Lender may, at its option, exercise from time to time any rights and remedies available to Lender under the Security Documents, the Guaranty Agreements, or any other security agreements, mortgages, assignments, or similar agreements executed by Borrower or a third-party in favor of Lender.  To the fullest extent permitted by law, Borrower waives presentment, demand, and notice of dishonor.  Any proceeds of any collateral, any payment by Borrower, and any payment by a guarantor may first be applied by Lender to payment of expenses and fees and any balance may be applied toward the payment of this Note and any other liability, and in such order of application, as Lender may from time to time elect.  No delay in or single or partial exercise of any right or remedy by Lender shall preclude other or further exercise of any other right or remedy.

JOINT AND SEVERAL LIABILITY.  If this Note is executed by more than one person (defined to include individuals and organizations), it is understood and agreed that each person shall be jointly and severally bound and the word “Borrower” as used herein shall be construed to be of such number as circumstances require.

WAIVER OF JURY TRIAL.  The parties to this Note waive to the fullest extent permitted by law any right to trial by jury with respect to any dispute, whether sounding in contract, tort, or otherwise, between them arising out of, in connection with, related to, or incidental to the relationship established in connection with this Note, or any other note or other instrument, document, or agreement executed or delivered in connection herewith or the transactions related hereto.

MODIFICATIONS.  This is the final expression of the agreement between Lender and Borrower and may not be contradicted by evidence of any prior or contemporaneous oral agreement.  This Note may not be amended except by written agreement signed by the parties.

SEVERABILITY.  In case any provision of this Note shall be invalid, illegal, or unenforceable, such provision shall be severed from the rest of this Note and the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

APPLICABLE LAW.  This Note shall be governed and construed and enforced in accordance with the laws of the state of Lender’s office where payment is to be made.

NOTICES.  Any notice or demand given by Lender to Borrower in connection with this Note shall be deemed given and effective upon deposit in the United States mail, postage prepaid, addressed to Borrower at the addresses of Borrower designated at the beginning of this Note.  Actual notice to Borrower shall always be effective no matter how given or received.

SURVIVAL.  This Note shall be binding upon the heirs, successors, representatives, and assigns of the Borrower.

ASSIGNABILITY.  The Lender may pledge, assign, or otherwise transfer this Note or any of its rights and powers hereunder without notice, and in such event the assignee shall have the same rights as if originally named herein in place of the Lender.  The Borrower may not transfer any obligations under this Note, either voluntarily or involuntarily, without the express written consent of the Lender.

EXPENSES AND FEES.  Borrower agrees to reimburse Lender for all costs and attorney’s fees and other expenses that Lender expends or incurs in the collection of the Note after default by Borrower, provided such costs shall not include costs that were incurred by a salaried employee of Lender or its assignee, or both attorney fees and collection agency fees.

FINANCIAL INFORMATION TO LENDER.  Borrower agrees to provide to Lender, at Lender’s request from time to time, in a form satisfactory to Lender, current financial information which Lender in its discretion deems appropriate, including, but not limited to, financial statements and tax returns.

INFORMATION TO OTHERS.  The Borrower authorizes Lender to furnish any information in its possession, however acquired, concerning the Borrower, guarantor, or third-party providing security for this Note to any person or entity, for any purpose that Lender, in good faith and in its sole discretion, believes to be proper, including without limitation, the disclosure of information to any actual or prospective participant in a loan between the Borrower and the Lender, any prospective purchaser of the assets or securities of the Lender, and, to the extent provided by law, any governmental body or regulatory agency, or in connection with the actual or prospective transfer of all or a portion of this Note to any other financial institution.

By signing below, Borrower’s representative acknowledges that a copy of this Note has been provided to Borrower and that the person signing below has read the foregoing Note.

By	/S/ Eugene E. McGowan	By	/S/ Donald Dunham, Jr.
Eugene D. McGowan		Donald Dunham, Jr.

Lender	/S/ Gary D. Junck
Gary D. Junck
Its	Senior Vice President

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